UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
FTAI Aviation Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FTAI AVIATION LTD.
April 11, 2023

Dear Fellow Shareholders:
On behalf of the Board of Directors, I cordially invite you to attend the Annual General Meeting of Shareholders of FTAI Aviation Ltd. (the “Annual General Meeting”) to be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, on May 25, 2023, at 9:00 a.m., Eastern Time. The matters to be considered by the shareholders at the Annual General Meeting are described in detail in the accompanying materials.
IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL GENERAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL GENERAL MEETING IN PERSON. Let me urge you to vote today by the Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.
PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL GENERAL MEETING: All Shareholders may vote in person at the Annual General Meeting. In addition, any shareholder may also be represented by another person at the Annual General Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual General Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.
Sincerely,

Joseph P. Adams, Jr. Chairman of the Board of Directors

FTAI AVIATION LTD.
NOTICE OF THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To the Shareholders of FTAI Aviation Ltd.:
The annual general meeting of shareholders of FTAI Aviation Ltd., a Cayman Islands exempted company, will be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, on May 25, 2023, at 9:00 a.m., Eastern Time (the “Annual General Meeting”). The matters to be considered and acted upon by shareholders at the Annual General Meeting, which are described in detail in the accompanying materials, are:
(i)	a proposal to elect three Class I directors to serve until the 2026 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023; and
(iii)	any other business properly presented at the Annual General Meeting.
Shareholders of record at the close of business on March 31, 2023 will be entitled to notice of and to vote at the Annual General Meeting. It is important that your shares be represented at the Annual General Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual General Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.
By Order of the Board of Directors,

/s/ Kevin P. Krieger
Kevin P. Krieger Secretary
1345 Avenue of the Americas
45th Floor
New York, New York 10105
April 11, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2023:

The Notice of Annual General Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.ftaiaviation.com.

i

FTAI AVIATION LTD.
1345 Avenue of the Americas, 45th Floor,
New York, New York 10105

PROXY STATEMENT

For the 2023 Annual General Meeting of Shareholders to Be Held on
May 25, 2023
This Proxy Statement and the accompanying proxy card and notice of annual general meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of FTAI Aviation Ltd., a Cayman Islands exempted company, for use at the Annual General Meeting to be held on May 25, 2023 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “FTAI” each refers to Fortress Transportation and Infrastructure Investors LLC before completion of the merger (as defined below), and to FTAI Aviation Ltd. and its subsidiaries after completion of the merger. On November 11, 2023, FTAI Aviation Ltd. completed a previously announced merger transaction by and among, FTAI Aviation Ltd., Fortress Transportation and Infrastructure Investors LLC (“FTAI LLC”) and FTAI Aviation Merger Sub LLC (the “merger”). As a result of the merger, shares of FTAI LLC were exchanged automatically for shares of FTAI Aviation Ltd. without any further action from the shareholders and FTAI LLC became a subsidiary of FTAI Aviation Ltd. The mailing address of our executive office is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. This Proxy Statement, the accompanying proxy card and the notice of annual general meeting are first being mailed to holders of ordinary shares of the Company (the “Ordinary Shares”), on or about April 11, 2023.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual General Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual General Meeting of Shareholders. If any other matter is properly presented at the Annual General Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Matters to be considered at the Annual General Meeting
At the Annual General Meeting, shareholders of the Company’s Ordinary Shares will vote upon:
(i)	a proposal to elect three Class I directors to serve until the 2026 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023; and
(iii)	any other business that may properly come before the annual general meeting of shareholders or any adjournment of the annual general meeting.

GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on March 31, 2023, and will provide reimbursement for the cost of forwarding the materials.
Shareholders Entitled to Vote
As of March 31, 2023, there were 99,728,786 Ordinary Shares outstanding and entitled to vote. Each Ordinary Share entitles the holder to one vote. Shareholders of record at the close of business on March 31, 2023 are entitled to vote at the Annual General Meeting or any adjournment or postponement thereof.
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.
Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual General Meeting, you will need to obtain a “legal proxy” from your bank or broker.
Required Vote
A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual General Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual General Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
If a quorum is not present, the Annual General Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual General Meeting until a quorum has been obtained.
For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual General Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, the affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve such matter.
Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by stock exchange rules from voting on a particular matter. Under these rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors, but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.
A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual General Meeting is required for the election of each director. Similarly, any abstentions or broker non-votes on the ratification of the appointment of the independent registered public accounting firm will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual General Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the Ordinary Shares represented by the proxy will be voted as follows:
(i)	FOR the election of the nominees to our Board of Directors;
(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
(iii)	in the discretion of the proxy holder on any other business that properly comes before the Annual General Meeting or any adjournment or postponement thereof.
As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual General Meeting.
Voting
Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Ordinary Shares in person at the Annual General Meeting.
Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual General Meeting or to have your shares voted at the Annual General Meeting.
Right to Revoke Proxy
Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:
•	log onto the Internet site provided on the proxy card and vote again;
•	dial the number provided on the proxy card and vote again;
•
send written notice of revocation, prior to the Annual General Meeting, to our Secretary, Mr. Kevin P. Krieger, at FTAI Aviation Ltd., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;

•	sign, date and mail a new proxy card to our Secretary; or
•	attend the Annual General Meeting and vote your shares in person.
Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Shareholders
A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual General Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: FTAI Aviation Ltd., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. You can also find a copy of our Annual Report on the Investor Relations section of the FTAI website (www.ftaiaviation.com).
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual General Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors
The Board of Directors recommends a vote:
(i)	FOR the election of the nominees to our Board of Directors; and
(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The first proposal is to elect three Class I directors to serve until the 2026 annual general meeting of shareholders and until their respective successors are duly elected or appointed and qualified.
Our Amended and Restated Memorandum and Articles of Association, as amended (the “Articles”), authorizes the number of directors to be not less than three, nor more than nine. The number of directors on the board is currently fixed at seven. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms. On April 11, 2023, the Board of Directors re-classified the Board of Directors to reflect that, as provided by the Articles, the term of the Class I directors expires in 2023, the term of the Class II directors expires in 2024 and the term of the Class III directors expires in 2025. The year in which each individual director is to stand for re-election, as a result of their classification, remained unchanged.
Our current Board of Directors is classified as follows:
Class	Term Expiration	Director	Age
Class I	2023	Joseph P. Adams, Jr.	65
		Judith A. Hannaway	71
		Martin Tuchman	82
Class II	2024	A. Andrew Levison	66
		Kenneth J. Nicholson	52
Class III	2025	Paul R. Goodwin	80
		Ray M. Robinson	75
The Board of Directors has unanimously proposed Joseph P. Adams, Jr., Judith A. Hannaway and Martin Tuchman as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors. Although our Corporate Governance Guidelines generally provide for mandatory retirement of directors at age 80, the Board of Directors may determine to waive this policy in individual cases. Upon the recommendation of its Nominating and Corporate Governance Committee, our Board of Directors waived such provision with respect to Mr. Tuchman, age 82, and nominated him for re-election. Due to Mr. Tuchman’s extensive industry experience and memberships on various Board committees, the Board of Directors determined that waiving mandatory retirement for Mr. Tuchman is in the Company’s best interests.
If elected at the Annual General Meeting, each of Mr. Adams, Ms. Hannaway and Mr. Tuchman will hold office until the 2026 annual general meeting of shareholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Joseph P. Adams, Jr., Judith A. Hannaway and Martin Tuchman. If any of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.
The Board of Directors recommends that you vote FOR the election of Joseph P. Adams, Jr., Judith A. Hannaway and Martin Tuchman to serve as our Class I directors until the 2026 annual general meeting of the shareholders and until their successors are duly elected or appointed and qualified.
Information Concerning Our Directors, Including the Director Nominees
Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.
Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees. Of the seven members of the Board of Directors, 14% are women and 14% are racially/ethnically diverse.
Joseph P. Adams, Jr. Chief Executive Officer and Director since May 2015; Chairman since May 2016
Mr. Adams has served as our Chief Executive Officer and on our Board of Directors since May 2015, and he became the Chairman of our Board of Directors in May 2016. He is a member of the Management Committee of Fortress Investment Group LLC (“Fortress”) and is a Managing Director at Fortress within the Private Equity Group. He is currently Chairman of the board of FTAI Infrastructure Inc. (Nasdaq: FIP) and has been a director since April 2022. He previously served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

Paul R. Goodwin Director since May 2015
Mr. Goodwin has served on our Board of Directors since May 2015. Mr. Goodwin also served on the board of directors of SeaCube Container Leasing Ltd (which went private in 2013) from 2009 through 2017, on the board of directors of RailAmerica, Inc. from October 2009 through October 2012, on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011, and on the board of directors of the National Railroad Retirement Investment Trust from 2003 through 2006. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a B.S. in Civil Engineering and received an M.B.A. from George Washington University. Mr. Goodwin’s over fifty years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the freight railroad business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

Judith A. Hannaway Director since January 2018
Ms. Hannaway has served on our Board of Directors since January 2018. Ms. Hannaway also serves on the FTAI Infrastructure Inc. (Nasdaq: FIP) board of directors. During the past several years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. Prior to joining Kidder Peabody in 1983, Ms. Hannaway was a Senior Vice President in the Leverage Leasing Group at Merrill Lynch involved in aircraft and other transportation equipment leasing. Ms. Hannaway also spent time at Continental Grain Company at the beginning of her career in the Long Range Planning Group doing barge financing and leasing. Ms. Hannaway served as a member of the board of directors of DiamondPeak Holdings Corp. form February 2019 to October 2021. From 2015 to 2019, Ms. Hannaway was the lead Independent Director of Northstar Realty Europe Corp. Ms. Hannaway served as an independent director of NorthStar Realty and Northstar Asset Management from September 2004 and June 2014, respectively, through January 2017. Ms. Hannaway holds a B.A. with honors from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management. Her extensive experience in the aviation and transportation business and on public company boards led our Board of Directors to conclude that Ms. Hannaway should serve as a director.

A. Andrew Levison Director since January 2018
Mr. Levison has served on our Board of Directors since January 2018. Mr. Levison founded Levison & Co., the predecessor of Southfield Capital, in November 2002. Before that he was the head of leveraged finance at Donaldson, Lufkin & Jenrette (DLJ), where he oversaw banking and origination activities for all of the firm’s investment banking products for leveraged companies. Prior to joining DLJ, he was a Managing Director of the Leveraged Buyout Group at Drexel Burnham Lambert and a Vice President of the Special Finance Group at Manufacturers Hanover Trust. Mr. Levison has served on the boards of over 25 public and private companies related to investments and is currently on the board of directors of Ferrellgas Partners, L.P. (NYSE: FGP), Vanguard Dealer Services, Stationhead, Inc. and the Levison/Present Foundation at Mount Sinai Hospital. Mr. Levison is also on the advisory board of the NYU Langone Orthopedics Hospital. He earned a B.S. degree in finance from Babson College. His experience in finance and investments, and relevant public company board service, led our Board of Directors to conclude that Mr. Levison should serve as a director.

Kenneth J. Nicholson Director since May 2016
Mr. Nicholson has served on our Board of Directors since May 2016. Mr. Nicholson is the Chief Executive Officer and President of FTAI Infrastructure Inc. (Nasdaq: FIP) and is a Managing Director at Fortress focusing on investments in the transportation, infrastructure and energy industries, including investments made by FTAI and FIP. Prior to joining

Fortress in May 2006, Mr. Nicholson worked in investment banking at UBS Investment Bank and Donaldson, Lufkin & Jenrette where he was a member of the transportation industry group. Mr. Nicholson holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a result of his past experiences, Mr. Nicholson has extensive credit, private equity finance and management expertise. His extensive experience in the transportation, infrastructure and energy industries and his other qualifications and skills led our Board of Directors to conclude that Mr. Nicholson should serve as a director.

Ray M. Robinson Director since May 2015
Mr. Robinson has served on our Board of Directors since May 2015. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of American Airlines Group Inc. (Nasdaq: AAL), FTAI Infrastructure Inc. (Nasdaq: FIP) and PROG Holdings, Inc. (NYSE: PRG), all of which are public companies, and was previously a director of Aaron’s Inc., Acuity Brands Inc., Avnet, Inc., Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.

Martin Tuchman Director since May 2015
Mr. Tuchman has served on our Board of Directors since May 2015. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which oversees holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. Mr. Tuchman has served on the board of directors of Princeton Bancorp, Inc. (Nasdaq: BPRN, previously the Bank of Princeton) since September 2017. He served on the board of directors of Horizon Lines, Inc. from November 2011 to May 2015 and on the board of directors for SeaCube Container Leasing Ltd. from March 2011 to April 2013. Mr. Tuchman served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. from December 2008 to April 2015, and served as Chairman of First Choice Bank from April 2015 to December 2016. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.

Board Diversity Matrix (as of April 2023)
Total Number of Directors	7
	Female	Male
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Compensation of Directors
The total annual compensation generally payable to our non-employee directors was $150,000 in respect of 2022. In addition, we pay an annual fee to the chairperson of the Audit Committee of $10,000. Fees to non-employee directors may be made by issuance of Ordinary Shares, based on the value of such Ordinary Shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from Nasdaq listing requirements. We also made a one-time payment of $10,000 to each of Ms. Hannaway and Messrs. Goodwin, Levison, Robinson and Tuchman in connection with their services on a special committee of the Board of Directors, which was created to explore certain transactions including the spin-off of FTAI Infrastructure. Each non-employee director also received an initial one-time grant of fully vested options to purchase 5,000 Ordinary Shares under our Nonqualified Stock Option and Incentive Award Plan upon the date of the first meeting of FTAI LLC’s Board of Directors attended by such director. Affiliated directors are not separately compensated by us. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.
Director Compensation Table for 2022
Name	Fees Earned or Paid in Cash	Share Awards	Option Awards(1)	Total
Paul R. Goodwin	$10,000	$160,000	—	$170,000
Judith A. Hannaway	$160,000	—	—	$160,000
A. Andrew Levison	$85,000	$75,000	—	$160,000
Ray M. Robinson	$85,000	$75,000	—	$160,000
Martin Tuchman	$10,000	$150,000	—	$160,000
(1)	As of December 31, 2022, each of our non-employee directors held a fully vested option to purchase 5,000 Ordinary Shares.
Determination of Director Independence
If required under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors shall be comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the listing standards of Nasdaq.
Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as Independent Directors. The Board of Directors review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board of Directors affirmatively determines satisfy the applicable independence requirements will be considered Independent Directors. The Board of Directors may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of Nasdaq or under applicable law, the director must promptly inform the Chair of the Nominating and Corporate Governance Committee. Our Board of Directors determined that Ms. Hannaway and Messrs. Goodwin, Levison, Robinson and Tuchman qualify as independent directors under the corporate governance standards of Nasdaq.
Statement on Corporate Governance
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with Nasdaq rules). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.
We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors and employees of our Manager, an affiliate of Fortress. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.ftaiaviation.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees of our Manager who provide services to us, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.
The Company has also adopted a Code of Ethics for Senior Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.
The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Adams has served as the Chairman of our Board of Directors since May 2016 and as our Chief Executive Officer since May 2015. The Board of Directors believes that having Mr. Adams serve as both our Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, especially given Mr. Adams’s extensive experience in the industry and on other boards. The Board of Directors has also determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director presides over the executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”
Sustainability
As part of our strategy, we are focused on supporting the transition to a low-carbon economy and aim to provide sustainable aviation and offshore solutions by leveraging our Manager’s expertise and business and financing relationships, as well as our access to capital. We highlighted certain of our current sustainability solutions and investments in our Form 10-K for the year ended December 31, 2022, and we expect to continue to explore additional sustainability-related opportunities.

Hedging Policy
Pursuant to our policies and procedures for transacting in Company securities, all directors, executive officers, employees and employees of our Manager are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities.
Board and Committee Meetings
During the year ended December 31, 2022, our Board of Directors held no meetings and FTAI LLC held seven meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2022, FTAI LLC’s Audit Committee met five times, the Compensation Committee met one time and the Nominating and Corporate Governance Committee met one time. The board of directors of FTAI LLC also established a special committee to explore certain transactions, including the spin-off of FTAI Infrastructure. Although director attendance at the Company’s annual general meeting each year is encouraged, the Company does not have an attendance policy.
Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Mr. Goodwin (Chairperson), Ms. Hannaway and Mr. Robinson, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
The Board of Directors has determined that Mr. Goodwin qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. As noted above, our Board of Directors has determined that Mr. Goodwin is independent under Nasdaq and SEC standards.
Risk Oversight. The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company, including, but not limited to, our Manager’s Chief Compliance Officer and Chief Information Security Officer. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Compensation Committee. The members of the Compensation Committee are Mr. Robinson (Chairperson), Ms. Hannaway and Messrs. Goodwin and Levison, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules. The Compensation Committee is responsible for (a) overseeing the annual review of the management agreement with the Company’s Manager (the “Management Agreement”), (b) administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and (c) making recommendations to the Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
During 2022, the Company did not pay any compensation directly to its executive officers. The Compensation Committee conducted its annual review of the Management Agreement, after which it advised the full Board of Directors that, in its view, there was no contractual basis for the independent directors to recommend a termination of the Management Agreement and that the management fees earned by our Manager are fair.
Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as being an independent director under Nasdaq listing standards and other applicable laws, rules and regulations.
Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Ms. Hannaway (Chairperson), and Messrs. Goodwin, Robinson and Tuchman, each of whom has been determined by our Board of Directors to be an independent director in accordance with Nasdaq rules. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.ftaiaviation.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
The Nominating and Corporate Governance Committee, as required by the Company’s Articles, will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.
The Company’s Articles provide certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at FTAI Aviation Ltd., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual general meeting (together with certain required information set forth in the Company’s Articles) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2024 Annual General Meeting.”
The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Executive Sessions of Non-Management Directors
Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.
Shareholder Communications with Directors
The Company provides the opportunity for shareholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:
FTAI Aviation Ltd.
Secretary
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Shareholders can contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: NonManagementDirectors@ftaiaviation.com.
All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE
In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).
The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and Nasdaq. The Audit Committee’s charter is available on the Company’s website at www.ftaiaviation.com. The members of the Audit Committee hold executive sessions during the course of the year.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.
The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2023.
The Audit Committee

Paul R. Goodwin, Chairperson
Judith A. Hannaway
Ray M. Robinson

EXECUTIVE OFFICERS
The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.
Name	Age	Position
Joseph P. Adams, Jr.	65	Chief Executive Officer and Chairman of the Board of Directors
Eun (Angela) Nam	41	Chief Financial Officer and Chief Accounting Officer
Scott Christopher	50	Former Chief Financial Officer
Joseph P. Adams, Jr. For information regarding Mr. Adams, see “Information Concerning Our Directors, Including the Director Nominees” above.
Eun (Angela) Nam has been our Chief Financial Officer since August 2022 and Chief Accounting Officer since August 2018. Ms. Nam also serves as a Senior Vice President of the Fortress Private Equity group, and has been involved in various mergers and acquisitions and capital markets transactions. Ms. Nam previously served as Interim Chief Accounting Officer of Drive Shack Inc., an entity that was then managed by our Manager, from March through September 2016. Prior to joining Fortress in 2014, Ms. Nam worked in KPMG LLP’s audit and risk advisory services for over ten years. Ms. Nam received a Bachelor of Business Administration in Finance and Accounting from Emory University, and is a certified public accountant.
Scott Christopher served as Chief Financial Officer of FTAI LLC until August 2022, when he was named Chief Financial Officer and Chief Accounting Officer of FTAI Infrastructure Inc., an entity also managed by our Manager.

EXECUTIVE AND MANAGER COMPENSATION
Compensation Discussion and Analysis
Introduction
Each of our officers is an employee of our Manager or an affiliate of our Manager. Our officers are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of any of our officers and do not make any decisions regarding the compensation of our officers. Scott Christopher, who served as our Chief Financial Officer until August 2022, was and remains an employee of our Manager or an affiliate of our Manager. For a description of our Manager’s compensation, please refer to the section entitled “Certain Relationships and Related Transactions—Management Agreement.”
In accordance with our Management Agreement, our officers devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, certain of our officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of our officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.
Our Chief Executive Officer Joseph P. Adams, Jr. devoted a substantial portion of his time to the Company in 2022, although he did not exclusively provide services to us in 2022. Since our Manager compensates Mr. Adams based on the overall value of the various services that he performs for our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to him as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Mr. Adams by our Manager in or in respect of 2022 in the “Summary Compensation Table,” below.
In 2022, our Chief Financial Officer and Chief Accounting Officer Eun (Angela) Nam was exclusively dedicated to providing services to us, and our former Chief Financial Officer Scott Christopher was exclusively dedicated to providing services to us until he was named Chief Financial Officer and Chief Accounting Officer of FTAI Infrastructure Inc. in August 2022. Accordingly, our Manager has determined that the entire amount of the compensation that it paid to Ms. Nam and Mr. Christopher in or in respect of 2022 (for Mr. Christopher, for the period until August 2022) was for services performed for us, and we have therefore reported that compensation in the “Summary Compensation Table,” below.
Compensation for 2022
All of the decisions regarding Ms. Nam’s and Mr. Christopher’s compensation are made by the Manager, and the Company, Ms. Nam and Mr. Christopher do not have any role in determining any aspect of Ms. Nam’s or Mr. Christopher’s compensation with the Manager. Our Manager used the following compensation elements in 2022 as tools to reward and retain Ms. Nam and Mr. Christopher:
•	Base Salary — Our Manager paid Ms. Nam a base salary of $200,000 and Mr. Christopher a base salary of $116,667 in 2022 to assist each with paying basic living expenses during the calendar year;
•
Bonus — Our Manager paid (i) Ms. Nam a discretionary bonus of $900,000, a portion of which is subject to clawback by the Manager in the event that Ms. Nam is no longer employed by the Manager prior to February 2024, and (ii) Mr. Christopher a discretionary bonus of $495,833, in early 2023 based on its subjective review of their respective performances in 2022; and

•
Other Compensation — Our Manager also provides Ms. Nam and Mr. Christopher with 401(k) matching contributions and company-paid life insurance premiums, which the Manager believes are reasonable, competitive and consistent with the Manager’s overall executive compensation objectives to reward and retain talented and experienced individuals.

Additional Details on Executive Compensation
Summary Compensation Table
The following table provides additional information regarding the compensation earned by Ms. Nam and Mr. Christopher in respect of the last three completed fiscal years, which in each case was determined and paid by our Manager. As previously described, our Manager is not able to segregate and identify any portion of the compensation earned by Mr. Adams in respect of the last three fiscal years as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation for Mr. Adams for such years.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Eun (Angela) Nam, Chief Financial Officer and Chief Accounting Officer	2022	200,000	900,000	—	9,560(1)	1,109,560
	2021	200,000	575,000	—	9,096	784,096
	2020	200,000	455,000	—	8,868	663,868
Scott Christopher, Former Chief Financial Officer(2)	2022	116,667	495,833	—	5,577(1)	618,077
	2021	200,000	700,000	—	9,168	909,168
	2020	200,000	700,000	—	8,868	908,868
(1)	This amount consists of (i) $9,150 of 401(k) matching contributions made by the Manager and (ii) $410 of life insurance premiums paid by the Manager.
(2)
Mr. Christopher served as our Chief Financial Officer until August 2022. Amounts shown in this table for Mr. Christopher for 2022 reflect only the amount of the compensation that the Manager paid to him for services to the Manager for the period until August 2022.

Grants of Plan-Based Awards in 2022
We may, from time to time, at the discretion of the Compensation Committee of the Board of Directors, grant options relating to Ordinary Shares or other equity interests in us to an affiliate of our Manager, who may in turn assign a portion of the options to its employees, including our officers and directors. Any such option awards assigned to employees of our Manager, including our officers and directors (“Tandem Options”), will correspond on a one-to-one basis with the options granted to our Manager, such that exercise by an employee of the option would result in the corresponding option held by our Manager being cancelled. In 2022, no Tandem Options were granted by us.
On August 1, 2022, in connection with our spin-off of FTAI Infrastructure Inc., each then outstanding Tandem Option of FTAI LLC was converted into an adjusted Tandem Option of FTAI LLC and a new FTAI Infrastructure Tandem Option. The exercise price of each adjusted Tandem Option of FTAI LLC and new FTAI Infrastructure Tandem Option was set to collectively maintain the intrinsic value of the Tandem Option of FTAI LLC immediately prior to the distribution and to maintain the ratio of the exercise price of the adjusted Tandem Option of FTAI LLC and the new FTAI Infrastructure Tandem Option, respectively, to the fair market value of the common shares underlying the Tandem Option of FTAI LLC as of the distribution. The terms and conditions applicable to each adjusted Tandem Option of FTAI LLC and new FTAI Infrastructure Tandem Option were substantially similar to the terms and conditions otherwise applicable to the corresponding Tandem Option of FTAI LLC as of the distribution. Upon completion of the merger in November 2022, each then outstanding Tandem Option of FTAI LLC relating to FTAI common shares was converted into a Tandem Option relating to our Ordinary Shares on the same terms and conditions applicable to the corresponding Tandem Option of FTAI LLC as of the completion of the merger.

Outstanding Option Awards as of December 31, 2022
The table below sets forth the outstanding Tandem Options held by our officers as of December 31, 2022.
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Not-Yet Exercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)
Joseph P. Adams, Jr.	—	225	11.06	7/6/2030
	—	75	11.06	7/7/2030
	—	71	11.26	7/8/2030
	—	71	11.26	7/13/2030
	—	69	11.54	7/14/2030
	—	950	12.83	7/29/2030
	—	68	12.60	7/30/2030
	—	198	12.93	7/31/2030
	—	63	13.13	8/4/2030
	—	195	12.95	8/5/2030
	—	259	13.05	8/6/2030
	—	248	13.67	8/7/2030
	—	696	14.64	8/10/2030
	—	870	14.70	8/11/2030
	—	816	14.73	8/12/2030
	—	358	14.74	8/13/2030
	—	178	14.84	8/14/2030
	—	298	14.77	8/17/2030
	—	176	15.02	8/18/2030
	—	364	14.59	8/19/2030
	—	369	14.46	8/20/2030
	—	183	14.54	8/21/2030
	—	117	14.43	8/25/2030
	—	230	14.72	8/26/2030
	—	941	14.46	8/27/2030
	—	548	14.00	8/28/2030
	—	181	13.95	8/31/2030
	—	4,182	13.94	9/1/2030
	—	35,593	25.66	3/25/2031
	—	120,000	22.18	9/14/2031
	—	12,838	22.18	10/12/2031
(1)
Upon the grant of options to the Manager (or an affiliate), such options are fully vested and become exercisable over a 30-month period (the “Total Exercisability Period”) in monthly installments beginning on the first of each month following the month in which the options were granted. When Tandem Options are granted, the Manager options become exercisable in monthly installments over a portion of the Total Exercisability Period equal to 30 months, minus the product of (i) the ratio of Manager options subject to corresponding Tandem Options to the total number of Manager options (including Manager options subject to corresponding Tandem Options) multiplied by (ii) 30 (such period, the “Manager Exercisability Period”). Following the Manager Exercisability Period, the Tandem Options vest in generally monthly installments over the remainder of the Total Exercisability Period and become exercisable only at the end of the Total Exercisability Period.

(2)
Represents the expiration date of the option held by the Manager (or an affiliate) that is the basis for the Tandem Options held by the officer. In general, the expiration date of the Tandem Options occurs prior to the expiration date of the underlying Manager options.

Potential Payments Upon Change-in-Control or Termination
Ms. Nam is not entitled to any severance payments or benefits upon a termination of employment with our Manager and its affiliates, whether occurring prior to or following a change in control of the Company or Fortress Investment Group LLC, provided that the portion of Ms. Nam’s discretionary bonus that is subject to clawback will be waived if her employment is terminated by our Manager and its affiliates without cause prior to February 2024.

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or the Manager, as the case may be. All Tandem Options will become fully vested and exercisable if the holder’s employment with the Manager or an affiliate of the Manager is terminated without cause within 12 months following a change of control. However, no optionholder will be entitled to receive any payment or other items of value upon a change of control. The estimated fair value of the option awards held by our Manager as of December 31, 2022 that would have been accelerated had a change in control occurred on December 31, 2022 is approximately $0.1 million.
Nonqualified Stock Option and Incentive Award Plan
The FTAI Aviation Ltd. Nonqualified Stock Option and Incentive Award Plan, as amended, (the “Plan”), was adopted by the Board of Directors of FTAI LLC, on May 11, 2015, assumed by the Board of the Directors on November 10, 2022 and amended on February 23, 2023. The Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of the service providers to the Company and our Manager. A summary of the Plan is set forth below.
The Plan is administered by our Board of Directors, which has appointed our Compensation Committee to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of Ordinary Shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.
The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Code), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or the Company who have been selected by the Compensation Committee to be participants in the Plan.
We reserved 30,000,000 Ordinary Shares for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of Ordinary Shares equal to 10% of (i) the number of Ordinary Shares newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our Ordinary Shares, the number of Ordinary Shares equal to the quotient obtained by dividing the gross capital raised in such equity issuance (as determined by the Compensation Committee) by the fair market value of an Ordinary Share as of the date of such equity issuance (such quotient, the “Equity Security Factor”). The Ordinary Shares which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any Ordinary Shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of Ordinary Shares reserved and available for issuance under the Plan.
Upon the occurrence of any event which affects the Ordinary Shares in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.
We grant and anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer equity securities to the public, we grant and intend to continue to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of (i) the aggregate number of Ordinary Shares being issued in such offering or (ii) if such equity issuance relates to equity securities other than our Ordinary Shares, the number of Ordinary Shares equal to the Equity Security Factor, in each case at an exercise price per share equal to the offering price per share, as determined by the Compensation Committee. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the plan enables the Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our shareholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The Compensation Committee will determine whether the exercise price will be payable in cash, by withholding from Ordinary Shares otherwise issuable upon exercise of such option or through another method permitted under the plan.
In addition, the Compensation Committee has the authority to grant such other awards to our Manager under the Plan as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of (i) the maximum number of Ordinary Shares then being issued or (ii) if such equity issuance relates to equity securities other than our Ordinary Shares, the maximum number of Ordinary Shares determined in accordance with the Equity Security Factor. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Plan, provided that the number of Ordinary Shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the equity securities sold in such offering and would be subject to Nasdaq rules.
Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct tandem options (“Tandem Options”) to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate.
All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or the Manager, as the case may be.
As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the Ordinary Shares subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.
The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or Ordinary Shares with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share on the exercise date exceeds the fair market value per share on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in Ordinary Shares or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in Ordinary Shares, if any, is determined with reference to the fair market value per share on the date of exercise.
SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.
The Compensation Committee may also grant restricted shares, restricted stock units, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.
The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option to purchase Ordinary Shares upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying Ordinary Shares on the date of grant. See “Proposal No. 1 Election of Directors – Compensation of Directors” for additional details on director compensation.
Risk Management
Our officers receive compensation from our Manager based on their services both to us and to other entities, as applicable, making their compensation unlikely to directly promote unreasonable risk-taking in the management of our business. Additionally, we grant options to our Manager in connection with our equity offerings to align our Manager’s interests with the interests of our shareholders while avoiding an emphasis purely on equity compensation. Based on the assessment of these factors, we concluded that we have a balanced compensation program that does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the 2022 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.
Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2022 Compensation Discussion and Analysis be included in the Proxy Statement for the 2023 Annual General Meeting to be filed with the SEC.
The Compensation Committee

Ray M. Robinson, Chairperson
Paul R. Goodwin
Judith A. Hannaway
A. Andrew Levison
Compensation Committee Interlocks and Insider Participation
None.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Listed in the following table is certain information with respect to the beneficial ownership of our Ordinary Shares as of April 1, 2023 by each person known by us to be the beneficial owner of more than five percent of our Ordinary Shares, and by each of our directors, director nominees and named executive officers, as well as our current directors and executive officers as a group.
For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:
(i)	voting power, which includes the power to vote, or to direct the voting of, our Ordinary Shares; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, our Ordinary Shares.
A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
The Washington State Investment Board(3)	11,785,779	11.7%
The Vanguard Group(4)	7,629,567	7.6%
The Goldman Sachs Group, Inc.(5)	5,956,245	5.9%
Morgan Stanley(6)	5,293,324	5.2%
Fortress Investment Group LLC and certain affiliates(7)	1,191,349	1.2%
Paul R. Goodwin(8)	117,527	*
Judith A. Hannaway(8)	5,000	*
A. Andrew Levison(8)	11,464	*
Kenneth J. Nicholson(8)	122,782	*
Ray M. Robinson(8)	51,697	*
Martin Tuchman(8)	645,758	*
Joseph P. Adams, Jr.(8)	267,500	*
Eun (Angela) Nam(8)	2,500	*
All directors, nominees and executive officers as a group (8 persons)	1,224,228	1.2%
*	Denotes less than 1%.
(1)
The address of all officers and directors listed above, and of Fortress and certain affiliates, is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

(2)	Percentages shown assume the exercise by such persons of all options to acquire Ordinary Shares that are exercisable within 60 days of April 1, 2022, and no exercise by any other person.
(3)
Sole voting and dispositive power in respect of 11,785,779 shares, based on a Schedule 13G/A filed with the SEC on January 6, 2023. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.

(4)
Sole dispositive power in respect of 7,592,382 shares; shared dispositive power in respect of 37,185 shares, as stated in a Schedule 13G filed with the SEC on February 9, 2023. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Shared voting and dispositive power in respect of 5,956,245 shares, as stated in a Schedule 13G filed with the SEC on February 4, 2022. The Goldman Sachs Group, Inc.’s address is 200 West Street, New York, NY 10282.

(6)	Shared dispositive power in respect of 5,293,324 shares, as stated in a Schedule 13G/A filed with the SEC on February 9, 2023. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.
(7)	Includes 1,182,653 options held by the Manager that are exercisable within 60 days of April 1, 2023.
(8)
Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 1, 2023: Goodwin - 5,000; Hannaway - 5,000; Levison - 5,000; Nicholson - 12,999; Robinson - 5,000; Tuchman - 5,000; Adams - 12,999; and Nam - 0.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings and participation in other investment opportunities generally made available to the Manager’s employees.
Management Agreement
On July 31, 2022, FTAI LLC, FTAI Finance Holdco Ltd. (n/k/a FTAI Aviation Ltd. or the Company), and each of the subsidiaries that are party thereto (each a “Subsidiary”) and the Manager entered into the Management Agreement, which replaced the management agreement that FTAI LLC, entered into with our Manager in May 2015 in connection with its IPO (the “Previous Management Agreement).
Pursuant to the terms of the Management Agreement, our Manager has provided a management team that is responsible for implementing our business strategy and performing certain services for us. Our Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our boards of directors. There is no limit on value of the acquisitions that may be made on our behalf without seeking the approval of the applicable board of directors.
Our Manager is responsible for, among other things, (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with, and subject to the supervision of, the applicable board of directors, (iii) sourcing, analyzing and executing on investments and sales, (iv) performing investment and liability management duties, including financing and hedging and (v) performing financial and accounting management. Our Manager will perform (or cause to be performed), in each case on our behalf and at our expense, such services and activities relating to our assets and operations as may be appropriate.
Indemnification
Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our boards of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us, to our boards of directors, or our shareholders or partners for any acts or omissions by our Manager, its members, managers, sub-advisers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees, sub-advisers and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.
Our Manager will, to the full extent lawful, reimburse, indemnify and hold us, our shareholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.

Management Team
Pursuant to the terms of our Management Agreement, our Manager has provided us with a management team, including a chief executive officer and a chief financial officer, to provide the management services to be provided by our Manager to us. The members of our management team devote such of their time to the management of us as our applicable board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.
Assignment
Our Manager may generally only assign our Management Agreement with the written approval of a majority of the independent directors of the Company; provided, however, that our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment by (A) the Company to another organization which is the Company’s successor (by merger, consolidation or purchase of assets), in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as the Company is bound under our Management Agreement or (B) a Subsidiary to a successor to the Subsidiary (by merger, consolidation or purchase of assets), in which case such assignment in the same manner as the Subsidiary is bound under the Management Agreement.
Term
The initial term of our Management Agreement will expire on July 31, 2028, and will be automatically renewed for one-year terms thereafter unless (i) a majority consisting of at least two-thirds of the independent directors or a simple majority of the holders of outstanding FTAI Ordinary Shares agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of the independent directors agree that the management fee payable to the Manager is unfair; provided that we shall not have the right to terminate our Management Agreement under clause (ii) foregoing if the Manager agrees to continue to provide the services under the Management Agreement at a fee that a simple majority of the independent directors have reasonably determined to be fair.
If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with 60 days’ prior notice of any such termination. In the event of such termination, we would be required to pay the termination fee described below.
We may also terminate our Management Agreement at any time for cause effective upon 60 days’ prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:
•
the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the Manager’s management) under the Management Agreement;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us; or
•	our Manager’s gross negligence of duties under our Management Agreement.
In addition, our Manager may terminate our Management Agreement effective upon 60 days’ prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay to our Manager the termination fee described below.
Management Fee
We pay a management fee equal to 1.5% per annum of our total equity, which is calculated and payable monthly in arrears in cash. Total equity is generally our equity value, determined on a consolidated basis in accordance with GAAP, but reduced proportionately in the case of a subsidiary to the extent we own, directly or indirectly, less than 100% of the equity interests in such subsidiary. Our Manager computes each installment of the management fee within 15 days after the end of the calendar month with respect to which such installment is payable.
In addition, upon the successful completion of an offering of our Ordinary Shares or other equity securities (including securities issued as consideration in an acquisition), we will pay and issue to the Manager options to purchase ordinary shares in an amount equal to 10% of the number of ordinary shares being sold in the offering (or if the issuance relates to equity securities other than our ordinary shares, options to purchase a number of shares of ordinary shares equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of a share of ordinary shares as of the date of issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of an ordinary share as of the date of the equity issuance if it relates to equity securities other than our ordinary shares). Any ultimate purchaser of ordinary shares for which such options are granted may be an affiliate the Manager. No options were granted to the Manager for the year ended December 31, 2022.
Fortress, through its affiliates and principals of Fortress, held 353,854 Ordinary Shares, and Fortress, through its affiliates, held options relating to an additional 1,596,403 Ordinary Shares, representing approximately 1.9% of our Ordinary Shares on a fully diluted basis, as of December 31, 2022.
Reimbursement of Expenses
We pay all of our operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our assets, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, costs and expenses incurred in contracting with third parties (including affiliates of the Manager), the costs of printing and mailing proxies and reports to our shareholders, costs incurred by the Manager or its affiliates for travel on our behalf, costs associated with any computer software or hardware that is used by us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent, and all other expenses incurred by our Manager which are reasonably necessary for the performance of its duties under the Management Agreement.
We will pay or reimburse the Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform; provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses; we will not reimburse the Manager for these expenses. A portion of our reimbursement to the Manager will be allocated to us based on the estimated amount of time incurred by the Manager’s employees on activities related to our operations.
Termination Fee
If we terminate the Management Agreement, we will generally be required to pay the Manager a termination fee. The termination fee is an aggregate amount equal to the amount of the management fee during the 12 months immediately preceding the date of the termination.
Services and Profit Sharing Agreement
Prior to the completion of the merger in November 2022, we remained party to certain incentive allocation arrangements with Master GP, consisting of income allocations and capital gains incentive allocations. Following the closing of the merger, the previous arrangements with Master GP were terminated, and we entered into a Services and Profit Sharing Agreement with our affiliate FTAI Aviation Holdco Ltd. (“Aviation Holdco”), FTAI and Master GP (the “Services and Profit Sharing Agreement”).
Under the terms of the Services and Profit Sharing Agreement, Master GP is entitled to an income incentive payment (the “Income Incentive Payment”) from Aviation Holdco. The Income Incentive Payment is calculated and paid quarterly in arrears based on the Company’s pre-incentive payment net income for the immediately preceding calendar quarter. For this purpose, pre-incentive fee net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with U.S. GAAP excluding the Company’s pro rata share of (1) realized or unrealized gains and losses, (2) certain non-cash or one-time items and (3) any other adjustments as may be approved by the Company's independent directors. Pre-incentive payment net income does not include any Income Incentive Payments or Capital Gains Incentive Payments (described below) paid to Master GP during the relevant quarter.
Aviation Holdco pays Master GP the Income Incentive Payment with respect to the Company’s pre-incentive payment net income in each calendar quarter as follows: (1) no Income Incentive Payment in any calendar quarter in which pre-incentive payment net income, expressed as a rate of return on the average value of the Company’s net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2% for such quarter (8% annualized); (2) 100% of pre-incentive payment net income with respect to that portion of such pre-incentive payment net income, if any, that is equal to or exceeds 2% but does not exceed 2.2223% for such quarter; and (3) 10% of the amount of pre-incentive payment net income, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months.
Under the terms of the Services and Profit Sharing Agreement, Master GP is also entitled to a capital gains incentive payment (the “Capital Gains Incentive Payment”). The Capital Gains Incentive Payment is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Company’s pro rata share of cumulative realized gains from the date of the spin-off through the end of the applicable calendar year, net of the Company’s pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses (the “Loss Carryforward”) and all realized gains upon which prior performance-based Capital Gains Incentive Payments were made to Master GP. As of August 1, 2022, the Loss Carryforward equals the Company’s portion of the cumulative realized or unrealized losses and cumulative non-cash portion of equity based compensation expenses of FTAI, excluding those attributable to the FTAI Infrastructure assets and liabilities from the date of FTAI’s initial public offering through the date of the spin-off, measured as of the open of business on date of the spin-off. In addition, as of August 1, 2022, the Company’s pro rata share of cumulative realized gains from the date of the spin-off are equal to FTAI’s pro rata share of cumulative realized gains, excluding those attributable to the FTAI Infrastructure assets and liabilities from the date of FTAI’s initial public offering through the date of the spin-off minus all realized gains, excluding those attributable to the FTAI Infrastructure assets and liabilities upon which prior performance-based capital gains incentive allocations were previously paid by FTAI to the Manager or its affiliates.
Our Services and Profit Sharing Agreement will be in effect until the termination of our Management Agreement. The Services and Profit Sharing Agreement may not be assigned by any party to the agreement without the prior written consent of the other parties to the agreement, except in the case of an assignment to another organization which is a successor to the party assigning the agreement, in which case such successor organization shall be bound under the Services and Profit Sharing Agreement and by the terms of such assignment in the same manner as the parties thereto are bound under the Services and Profit Agreement.
If the Services and Profit Sharing Agreement is terminated because the Company terminates the Management Agreement, Aviation Holdco will generally be required to pay Master GP a termination fee. The termination fee is equal to the amount of the Income Incentive Payment and Capital Gains Incentive Payment as if the Company’s assets were sold for cash at their then current fair market value.
Registration Rights Agreement
We have entered into a registration rights agreement (the “Registration Rights Agreement”) granting our Manager and its affiliates and the Master GP and its affiliates (together with their permitted transferees, the “Fortress Entities”) certain rights to register Ordinary Shares held by them under the Securities Act.
Demand Rights
Under the Registration Rights Agreement, the Fortress Entities, may exercise “demand” registration rights that allow the Fortress Entities, at any time following the date of the Registration Rights Agreement, to request that we register under the Securities Act an amount of our Ordinary Shares (whether owned at the time of the Registration Rights Agreement or subsequently acquired) that is at least 1% of our Ordinary Shares issued and outstanding immediately after the consummation of FTAI’s initial public offering (a “Registrable Amount”). The Fortress Entities are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are not obligated to grant a request for a demand registration within three months of any other demand registration.
Piggyback Rights
For so long as the Fortress Entities beneficially own a Registrable Amount, the Fortress Entities have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.
Shelf Registration
We have granted to the Fortress Entities, for so long as they beneficially own a Registrable Amount or otherwise hold restricted securities, the right to request a shelf registration on Form S-1 or Form S-3 or any other appropriate form providing for offerings of our Ordinary Shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Fortress Entities may elect to participate in such shelf registrations within 10 days after notice of the registration is given.
Indemnification; Expenses; Lock-ups
We have agreed to indemnify the applicable selling shareholders, their affiliates and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any issuer free writing prospectus or any amendment or supplement thereto pursuant to which they sell our ordinary shares, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder have agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Registration Rights Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its ordinary shares thereunder. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Entities.
Termination
The Registration Rights Agreement will automatically terminate on the later of (i) one year from the date of the Registration Rights Agreement, (ii) the date that the shareholders, in the aggregate, no longer hold Registrable Securities representing at least the Registrable Amount, or otherwise on the date as mutually agreed to by each of the parties hereto and (iii) the termination of the Management Agreement in accordance with its terms.
Spin-Off of FTAI Infrastructure Inc.
On August 1, 2022, we completed our spin-off of FTAI Infrastructure Inc., in which FTAI shareholders received one share of common stock of FTAI Infrastructure Inc. for every one common share of FTAI held as of the close of business on July 21, 2022, the record date for the separation (the “Distribution”). Following the Distribution, FTAI Infrastructure became an independent, publicly traded company.

In connection with the Distribution, FTAI assigned its Previous Management Agreement and entered into the following agreements:
•	a separation and distribution agreement, by and between FTAI and FTAI Infrastructure Inc. (the “Separation and Distribution Agreement”);
•	the Management Agreement; and
•	a trademark license agreement, by and between FTAI LLC and FTAI Infrastructure Inc. (the “License Agreement”).
As part of the Distribution, on August 1, 2022, FTAI received a distribution of approximately $730 million indirectly from FTAI Infrastructure Inc.
In addition, as part of the Distribution, each option relating to common shares of FTAI LLC then held by our Manager, the employees of our Manager (including our officers), and the non-employee directors of FTAI LLC, was converted into an adjusted option of FTAI LLC and a new FTAI Infrastructure option. The exercise price of each adjusted option of FTAI LLC and new FTAI Infrastructure option was set to collectively maintain the intrinsic value of the option of FTAI LLC immediately prior to the Distribution and to maintain the ratio of the exercise price of the adjusted option of FTAI LLC and the new FTAI Infrastructure option, respectively, to the fair market value of the underlying shares of FTAI LLC as of the Distribution. The terms and conditions applicable to each adjusted option of FTAI LLC and new FTAI Infrastructure option were substantially similar to the terms and conditions otherwise applicable to the corresponding option of FTAI LLC as of the Distribution. Upon completion of the merger in November 2022, each outstanding option of FTAI LLC was converted into a Company option relating to Ordinary Shares on the same terms and conditions applicable to the corresponding option of FTAI LLC as of the completion of the merger.
The Separation and Distribution Agreement contains certain indemnification obligations including that we agreed to indemnify FTAI Infrastructure and its affiliates and representatives against losses arising from: (a) any liability relating to or arising out of our senior notes due 2025, 2027, 2028 and our credit agreements, (b) any other liability of FTAI that has not been defined as a liability of FTAI Infrastructure; (c) any failure by us and our subsidiaries (other than FTAI Infrastructure and its subsidiaries) (collectively, the “FTAI Group”) to pay, perform or otherwise promptly discharge any liability listed under (a) and (b) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement; (d) any breach by any member of the FTAI Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. See our Form 8-K filed on August 1, 2022 for the complete indemnification and other obligations set forth therein.
Pursuant to the License Agreement, we granted to FTAI Infrastructure a royalty-free, non-exclusive license to use the name, trademark and service mark FTAI (the “FTAI Name/Mark”) in conjunction or combination with the word “Infrastructure” in connection with its business. In the License Agreement, FTAI Infrastructure agreed (i) to maintain quality consistent with its historical standards and as FTAI LLC may reasonable request, and (ii) not to use the FTAI Name/Mark in connection with aviation and offshore equipment leasing. The term of the License Agreement is for so long as the Management Agreement remains in effect or earlier if terminated for material breach and failure to cure or for a bankruptcy event. Following termination of the License Agreement, FTAI Infrastructure has nine months to transition from the FTAI Name/Mark to a new name and mark.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal years ended December 31, 2022 and 2021. The Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2023, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual General Meeting.
Representatives of Ernst & Young LLP will be present in person at the Annual General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2023.
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2022 and 2021 (in thousands):
Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2022	$2,621	$1,212	$304	$34
2021	$3,918	$3,756	$165	$42
Audit Fees. Includes fees for the audits of the consolidated financial statements of the Company including the audit of internal control over financial reporting, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.
Audit-Related Fees. Includes fees for services related to potential transactions. For 2022, audit-related fees primarily related to audits of the financial statements required for S-4 filings associated with the reverse merger transaction. For 2021, audit-related fees primarily related to audits of the financial statements associated with the potential spin-off of the Infrastructure business of the Company, and audits of the financial statements and due diligence services associated with the Company’s acquisition of Transtar, LLC.
Tax Fees. Includes fees for tax compliance, including the preparation, review and filing of tax returns, as well as tax advice related to contemplated transactions.
All Other Fees. Includes fees for access to accounting and tax database.
The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.
The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR 2024 ANNUAL GENERAL MEETING
Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2024 annual general meeting if they are received by the Company on or before December 13, 2023. All proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.
In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual general meeting of shareholders, our Articles require that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our Articles. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2024 annual general meeting of shareholders to be “timely” under the Company’s Articles, it must be received by the Secretary of the Company at our principal executive office no earlier than January 26, 2024 and no later than February 25, 2024. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our Articles, or they may be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 26, 2024.
OTHER MATTERS
The Board of Directors knows of no other business to be brought before the Annual General Meeting. If any other matters properly come before the Annual General Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.ftaiaviation.com. Such information will also be furnished upon written request to FTAI Aviation Ltd., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials, including the annual report, proxy statement and Notice of Internet Availability, if applicable, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to FTAI Aviation Ltd., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations or by contacting Investor Relations at (212) 798-6128, and we will deliver promptly a separate set of proxy materials.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.
Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
Your election to receive proxy materials by email will remain in effect until you terminate it.
By Order of the Board of Directors,

/s/ Kevin P. Krieger
Kevin P. Krieger Secretary
New York, New York
April 11, 2023

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12107-P90800 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FTAI AVIATION LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph P. Adams, Jr.
02) Judith A. Hannaway
03) Martin Tuchman

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for FTAI Aviation Ltd. for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual General Meeting. If a proxy is properly executed, then the shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual General Meeting or any adjournment or postponement thereof).

For detailed information on how to register and attend the meeting, please see the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement, Form 10-K are available at www.proxyvote.com.

V12108-P90800

FTAI AVIATION LTD.
Annual General Meeting of Shareholders
May 25, 2023 9:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Joseph P. Adams, Jr. and Eun (Angela) Nam, or either of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of FTAI AVIATION LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM Eastern Time on May 25, 2023, at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) "FOR" THE ELECTION OF THE CLASS I NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND (ii) "FOR" THE AUDITOR RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side